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                                                                    Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-58056 and 333-33442 of Tenneco Inc. on Form S-8 of our report dated June 25, 2007, relating to the financial statements of The Tenneco Employee Stock Ownership Plan for Salaried Employees (the "Plan") as of and for the year ended December 31, 2006 (which report expresses an unqualified opinion and contains an explanatory paragraph related to the adoption of new accounting guidance), appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2007.


/s/ Deloitte & Touche LLP
Chicago, Illinois
June 26, 2008